                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Avant! Corporation

    We consent to incorporation by reference herein of our report dated May 22, 1998, relating to the consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the June 11, 1998 current report on Form 8-K/A of Avant! Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                       /s/ KPMG PEAT MARWICK LLP

Mountain View, California
November 20, 1998